AMENDMENT NO. 3 TO LICENSE AGREEMENT

This **AMENDMENT NO. 3 TO LICENSE AGREEMENT** ("**Amendment**") is entered into as of December 23, 2020 ("**Amendment 3 Effective Date**")

Between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Chief Executive Officer, Mrs. Elena Angela Maria Bottinelli ("**OSR**")

- on the one side -

And

Genenta Science S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi ("**Genenta**")

- on the other side -

(OSR and Genenta shall be, collectively but not jointly, defined as the "**Parties**" and, severally, a "**Party**")

WHEREAS:

(A) OSR and Genenta entered into that certain license agreement dated December 15, 2014, as amended by Amendment No 1 dated March 16, 2017 ("**Amendment No.1**") and by Amendment No 2 dated February 1, 2019 ("**Amendment No.2**"; such agreement, as amended, is hereinafter referred to as "**License Agreement**"), as well as into the Scientific Collaboration Agreement dated December 15, 2014 (such agreement, as amended, the "**Collaboration Agreement**");

(B) With the execution of Amendment No 2

- Genenta exercised the Option in accordance with Section 2.2(c) of the License Agreement with respect to the Glioblastoma Indication ("**GBM**", which, for the avoidance of doubt, is the first Solid Cancer Indication in relation to which the Option was exercised by Genenta),

- the Parties agreed to derogate to Section 2.3 in relation to the payment of the Option Fee due in relation to the exercise of such Option, stating that the Option Fee amounting to Euro [redacted] ("**GBM Option Fee**") shall be paid by Genenta to OSR upon the dosing of the tenth patient in the relevant clinical trial of GBM,

(C) Genenta is willing to exercise the Option with respect to an additional Solid Cancer Indication, i.e solid liver cancer ("**LC**"), concurrently with the execution of this Amendment No.3;

(D) The Parties are now willing to amend the License Agreement to include their mutual arrangements (including, but not limited to) in relation to the payment of the GBM Option Fee and to the Option Fee due for the exercise of the LC Option,

NOW, THEREFORE, also in consideration of the foregoing premises, which form an integral and substantial part of this Amendment, and the mutual covenants herein contained, the **PARTIES HEREBY AGREE AS FOLLOWS**

1. **Definitions.** Capitalized terms not defined herein have the meaning set forth in the License Agreement

2. **LC Option Exercise.** By means of the signature of this Amendment No 3 Genenta exercises the option set forth under this Section 2 2(c) with respect to LC, that shall be deemed effective as of the Amendment 3 Effective Date.

   As a consequence of the above, Section 2 2(c) of the License Agreement is hereby replaced in its entirety by the following and, for the avoidance of doubt, the Option Period to exercise the Option for any other Solid Cancer Indication shall be deemed to extend until the second anniversary of the Amendment No. 3 Effective Date and shall not be subject to further extensions

   "(c) include any Solid Cancer Indication as part of the Field of Use, on an indication-by-indication basis, subject to the payment of (i) the Option Fee (as defined below) and (ii) the milestones payments for each Solid Cancer Indication as set forth in Section 4 6 of this Agreement. In the event that Genenta exercises the option set forth under this Section 2 2(c) with respect to any Solid Cancer Indication (other than GBM and LC, each as defined below), the Option Period for any other Solid Cancer Indication shall be extended only once for a period of twenty-four (24) months from the exercise of such option By means of the signature of the Amendment No 2 to License Agreement, Genenta has exercised the option set forth under this Section 2 2(c) with respect to Glioblastoma Indication ("**GBM**") as the first Solid Cancer Indication, that became effective as of the Amendment Effective Date of such Amendment No 2 to License Agreement By means of the signature of the Amendment No 3 to License Agreement, Genenta exercises the option set forth under this Section 2 2(c) with respect to solid liver cancer ("**LC**") as the second Solid Cancer Indication, that shall be deemed effective as of the Amendment No 3 Effective Date. Without limiting the foregoing, if Genenta is not able to obtain approval of the Regulatory Authorities to initiate a human clinical trial in any country with respect to solid liver cancer on or before the expiry of nine (9) months from the Amendment No 3 Effective Date , then Genenta shall have the right, at no additional cost, to convert the option exercise for the second Solid Cancer Indication to an indication (the "**Alternate Indication**") other than solid liver cancer, upon written notice to OSR specifying the Alternate Indication that is to replace solid liver cancer ("**Alternate Indication Notice**") Thereafter the term "LC," as used in this Agreement, shall no longer mean "solid liver cancer" and instead will be defined as the Alternate Indication."

3. **Option Fee.** The Parties agree that:

   (a) The amount of the GBM Option Fee shall be equal to Euro [redacted] and shall be paid by Genenta to OSR upon the earlier to occur of December 31, 2020 and the dosing of the

tenth patient within the GBM clinical trial mentioned under recital (B) of Amendment No 2. The reduction of the GBM Option Fee to Euro [redacted] (in lieu of the amount of Euro [redacted]) shall be subject to the execution of the Sponsored Research Agreement (as defined under Section 6 below) within forty-five (45) days from the Amendment No 3 Effective Date ("**SRA Long Stop Date**"); provided that, in the event that the Sponsored Research Agreement is not executed by such date, OSR shall be entitled to receive the remaining portion of the GBM Option Fee (i.e Euro [redacted]) upon the earlier to occur of

- thirty (30) days from the SRA Long Stop Date; and

- the dosing of the tenth patient within the GBM clinical trial mentioned under recital (B) of Amendment No 2 (or upon the SRA Long Stop Date in the event that the dosing of the tenth patients has occurred prior to the SRA Long Stop Date);

(b) In accordance with Section 2.3 of the License Agreement the amount of the Option Fee for the exercise of the Option in relation to LC shall be equal to Euro [redacted] ("**LC Option Fee**"). In derogation to the payment terms set forth in Section 2.3, Genenta shall pay the LC Option Fee upon the earlier to occur of June 30, 2021 and the occurred enrollment of the first patient within the phase I clinical study for a Licensed Product in relation to LC

In consideration of the above Section 2.3 of the License Agreement is hereby replaced in its entirety by the following

"**2.3 Option Fee and Additional Milestones** Further to the exercise of the Option set forth by Section 2 2(c) above, the Field of Use of this License shall be (and shall be considered) extended so as to include the relevant Solid Cancer Indication, only upon effective receipt by OSR of the following amounts: (a) Euro [redacted] for the first Solid Cancer Indication; (b) Euro [redacted] for the second Solid Cancer Indication, and Euro [redacted] for the third Solid Cancer Indication. The foregoing amounts shall become due and payable upon receipt of the Notice (subject however to (i) and (ii) below). No Option Fee shall be due for the 4th (fourth) and following Solid Cancer Indications For clarity, should Genenta exercise the option granted under Section 2.2(c), the Milestones Payment B shall become effective and due upon occurrence of the relevant Milestone Event with respect to such Solid Cancer Indication, as set forth in Section 4.6 of this License Agreement and the other financial terms and conditions set forth by this License Agreement shall apply, *mutatis mutandis*, to the sale of any Licensed Products for such Solid Cancer Indication. Notwithstanding the foregoing,

(i) in relation to the option exercised by Genenta with respect to GBM under Section 2 2(c), the Parties hereby agree that Genenta shall pay to OSR the amount of Euro [redacted] (in lieu of the amount of Euro [redacted] specified above in clause (a) of Section 2 3, subject however to the proviso set forth in this Section 2 3(i)) upon the earlier to occur of December 31, 2020 and the dosing of the tenth patient within the relevant clinical trial of GBM; provided that, in the event that the Parties fail to execute the Sponsored Research Agreement (as defined below) within forty-five (45) days from the Amendment No 3 Effective Date ("**SRA Long Stop Date**"), Genenta shall pay to OSR an additional amount equal to Euro [redacted] upon the earlier to occur of thirty (30) days from the SRA Long Stop Date and the dosing of the tenth patient within the relevant clinical trial of GBM (or upon the SRA Long Stop Date in the event that the dosing of the tenth patients has occurred prior to the SRA Long Stop Date)

"**Sponsored Research Agreement**" shall mean that certain sponsored research agreement that the Parties are willing to execute to carry out research activities as set forth in Section 6 of Amendment No. 3 (which shall include those terms and conditions set forth in Amendment No 3),

(ii) the Option Fee due in relation to the option exercised by Genenta with respect to LC, which amounts to Euro [redacted] shall be paid upon the earlier to occur of June 30, 2021 and the occurred enrollment of the first patient within the phase I clinical study for a Licensed Product in relation to LC For clarity, and notwithstanding anything to the contrary contained herein, if Genenta converts the option exercise for the second Solid Cancer Indication (i e LC) to the Alternate Indication pursuant to Section 2 2(c), the License shall be (and shall be considered) to include the Alternate Indication (in lieu of LC) starting from the Alternate Indication Notice subject to Genenta's payment of such Euro [redacted] and Genenta shall not be required to pay any additional option exercise fees in connection with such conversion

Genenta shall provide immediate notice in relation to the occurrence of the dosing of the tenth patient within the relevant clinical trial of GBM and in relation to the enrollment of the first patient within the phase I clinical study for a Licensed Product in relation to LC".

The Parties further agree that (a) all payments made in accordance with this Agreement shall be non-refundable and (b) Section 10.3 of the License Agreement shall be intended as including OSR's right to terminate the License Agreement in the event that Genenta fails to pay the Option Fee within thirty (30) days following the expiration of the applicable deadline indicated in Section 2.3

4. **Milestone Payments.** In relation to the option exercised by Genenta with respect to LC (or the Alternate Indication in lieu of LC, as applicable) under Section 2.2(c), the Parties hereby agree that the Milestone Payment due in relation to the "First patient dosed with a Licensed Product in Phase I/II Clinical Trial" with respect to LC (such Milestone Event the "**LC First Milestone Event**" and such Milestone Payment the "**LC First Milestone Payment**") shall be equal to Euro [redacted] (in lieu of the amount of Euro [redacted] set forth under the column Milestone Payment B of the table under Section 4 6 of the License Agreement), provided that (i) such reduction shall apply to the LC First Milestone Payment only; and (ii) in the event that clinical proof of concept is not achieved in relation to GBM on or before the date on which the LC First Milestone Event occurs, the reduction mechanism set forth in Section 4.6(b) shall not apply to such LC First Milestone Payment It is understood that all the additional Milestone Payments set forth under the column Milestone Payment B of the table under Section 4.6 of the License Agreement (other than the last Milestone Payment of such column) shall be due and payable to OSR on a Licensed Product-by-Licensed Product basis and/or on an indication-by-indication basis (i e with respect to each primary and secondary LC indication, including -but not limited to- hepatocarcinoma, colagiocarcinoma and tumor metastasis to the liver irrespectively of such indications being treated using the same License Product).

5. **Competing Product Option Period.** The Parties agree that the first sentence of Section 3.2 of the License Agreement shall be entirely replaced by the following

"**3.2** Genenta may exercise the Competing Product Option by written notice to OSR ("**Competing Product Notice**") on or before September 30, 2022 but in any event prior to commencing any clinical development activities involving the applicable Alternative Payload and/or Competing Product ("**Competing Product Option Period**"), provided, however, that in the event Genenta exercises the Competing Product Option at any time during such period, the Competing Product Option Period shall be deemed extended only once for a period of twelve (12) months from the end of such period (i.e., twelve (12) months from September 30, 2022)."

For the sake of clarity, the remaining part of Section 3.2 shall remain unchanged.

6. **Sponsored Research.** The Parties agree that, forthwith upon the execution of this Amendment No. 3, they will start good faith negotiations with the intent to execute within forty-five (45) days from the Amendment No. 3 Effective Date a sponsored research agreement ("**Sponsored Research Agreement**" or "**SRA**") in relation to the research programs aimed at (a) exploratory studies towards acquiring additional evidence for biological activity of Temferon and (b) detecting Temferon-expressing TEMs/myeloid cells in GBM and exploring combination between Temferon and GBM-targeting CAR T cells in relation to which

- [redacted] and [redacted] will be identified as the PIs,

- the above-mentioned research programs ("**SRA Research Programs**") may continue beyond year 2021 from the date of execution of the SRA, provided that in year 2021 Genenta shall pay to OSR Euro [redacted] in relation to the conduct of the activities that will be identified under the SRA for that year,

- solely for the avoidance of doubt, the activities to be carried out under such SRA shall not be regarded as comprised within the definition of Research Activities as set forth in the Collaboration Agreement (which shall not apply to regulate the SRA Research Programs);

- the intellectual property rights related to the results generated in the performance of the SRA shall be owned by OSR, Fondazione Telethon;

- under the SRA, OSR shall grant to Genenta an exclusive option (which may be exercised by Genenta at any time during the Competing Product Option Period, or such other period as mutually agreed by the Parties in the SRA) to negotiate an exclusive or non-exclusive license under such intellectual property rights, without prejudice to the rights granted to Genenta under the License Agreement in relation to the OSR Product Improvements.

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IN WITNESS WHEREOF, the Parties have executed this agreement effective as of the Amendment Effective Date.

Ospedale San Raffaele S.r.l.

By:

Name: Elena Angela Maria Bottinelli
Title: Chief Executive Officer

Genenta Science S.r.l.

By: Pierluigi Paracchi Firmato digitalmente da Pierluigi Paracchi Data 2020 12 23

Name: Mr. Pierluigi Paracchi

Title: Chief Executive Officer